Exhibit 99.1

SEALED AIR ANNOUNCES SECONDARY OFFERING BY SELLING STOCKHOLDERS

ELMWOOD PARK, N.J., Tuesday, December 20, 2011 – Sealed Air Corporation (“Sealed Air”) (NYSE: SEE) today announced that CD&R Friends & Family Fund VIII, L.P. and Clayton, Dubilier & Rice Fund VIII, L.P. have agreed to sell 14,033,793 shares of its common stock in an underwritten offering. The Company will not sell any shares in the offering and will not receive any proceeds from the offering.

The shares will be offered pursuant to an automatically effective registration statement previously filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus when available may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Email: Barclaysprospectus@broadridge.com, (888) 603-5847.

Barclays Capital will act as sole underwriter for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

Business

Sealed Air is the new global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $7.6 billion in 2010. Sealed Air has approximately 26,000 employees who serve customers in 175 countries.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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